Exhibit 10.4

COMMUNITY HEALTHCARE TRUST INCORPORATED
RESTRICTED STOCK AGREEMENT- AWARD SHARES
PURSUANT TO THE
FOURTH AMENDED AND RESTATED ALIGNMENT OF INTEREST PROGRAM

This RESTRICTED STOCK AGREEMENT (the “Agreement”) is made and is effective as of the __ day of ______________, 20 , by and between Community Healthcare Trust Incorporated (“CHCT”) and ______________ (the “Participant”).

Upon and subject to the terms of CHCT’s Fourth Amended and Restated Alignment of Interest Program (the “Program”), 2024 Incentive Plan, as amended (the “Plan”), Participant’s currently effective Compensation Reduction Election Form (the “Election Form”) and the Additional Terms and Conditions attached hereto and incorporated herein by reference as part of this Agreement, CHCT hereby acknowledges providing to the Participant the Restricted Stock (as defined below) in consideration of the Participant’s services to CHCT and Participant’s election to participate in the Program.

A.    Restricted Period/Forfeiture: Unless forfeited pursuant to the terms hereof, the Restricted Stock shall become 100% unrestricted upon the end of the Restriction Period as elected by the Participant pursuant to the Election Form or as otherwise provided by this Agreement.

B.     Restricted Stock: Pursuant to the Participant’s election to receive the amount of compensation set forth on the Participant’s election form for calendar year 20____ (the “Election Year”) as restricted shares of CHCT’s common stock, par value $0.01 per share, in accordance with Participant's valid compensation reduction election, CHCT hereby awards Participant ____________ shares of CHCT’s common stock, par value $0.01 per share (“Award Stock” or “Restricted Stock”) as an award for Participant's subjecting the Award Stock to the Restriction Period set forth in the Participant's Election Form.

C.     Program and Plan: This Agreement is entered into pursuant to the Program under the Plan. The Restricted Stock which becomes unrestricted pursuant to this Agreement is herein referred to as the “Unrestricted Shares.” Any portion of the Restricted Stock which does not become Unrestricted Shares in accordance with this Agreement shall be forfeited.

D.    Status as Shareholder: During the Restriction Period, Participant will be paid all dividends on all Restricted Stock in the same manner as other shareholders and shall have voting rights for all Restricted Stock.

IN WITNESS WHEREOF, CHCT and Participant have signed this Agreement as of the date set forth above.

Community Healthcare Trust Incorporated	Participant
By:	By:
Name:	Name:
Title:

COMMUNITY HEALTHCARE TRUST INCORPORATED
ADDITIONAL TERMS AND CONDITIONS OF
RESTRICTED STOCK AGREEMENT
PURSUANT TO THE
FOURTH AMENDED AND RESTATED ALIGNMENT OF INTEREST PROGRAM

1. Issuance of Restricted Stock.

1.1.     CHCT shall issue the Restricted Stock by documenting the issuance in book-entry form on CHCT’s stock records. Evidence of the Restricted Stock in book entry shall be held by CHCT until the Restricted Stock becomes Unrestricted Shares in accordance with this Agreement and the Program.

1.2.     In the event that the Participant forfeits any of the Restricted Stock, CHCT shall cancel the issuance on its stock records.

1.3.     Participant hereby irrevocably appoints CHCT’s Chief Executive Officer and Chief Financial Officer, and each of them singly, as the true and lawful attorneys-in-fact of Participant with full power and authority to execute any stock transfer power or other instrument necessary to transfer any Restricted Stock in accordance with this Agreement, in the name, place, and stead of the Participant. The term of such appointment shall commence on the date of this Agreement and shall continue until the last shares of the Restricted Stock are delivered to the Participant as Unrestricted Shares or are forfeited.

2. Restrictions on Transfer of Restricted Stock.

2.1.     The Participant shall not have the right to, directly or indirectly, transfer, offer to sell, sell, dispose, pledge, mortgage, hypothecate or otherwise encumber, whether outright or as security, with or without consideration, voluntarily or involuntarily, all or any part of any right, title, or interest in or to any Restricted Stock prior to the date all Restricted Stock become Unrestricted Shares as provided pursuant to this Agreement. After all Restricted Stock has become Unrestricted Shares pursuant to this Agreement there shall be no restrictions on the transfer of the Unrestricted Shares other than those restrictions imposed by any applicable laws.

2.2.    The restrictions contained herein will not apply with respect to transfers of Restricted Stock pursuant to the laws of descent and distribution governing the state in which the Participant is domiciled at the time of the Participant’s death; provided that the restrictions contained herein will continue to be applicable to the Restricted Stock after any such transfer; and provided further that the transferee(s) of such Restricted Stock pursuant to such laws of descent and distribution must agree in writing to be bound by the provisions of this Agreement.

3. Effect of Termination Events

3.1.     In the event of termination of the Participant’s employment and the Participant is not employed pursuant to an Employment Agreement, then the disposition of any unvested Restricted Stock will be determined in accordance with Section 5 of the Program. In the event of termination of the Participant’s employment and Participant is employed pursuant to an Employment Agreement, then the disposition of any unvested Restricted Stock will be determined in accordance with the Participant’s Employment Agreement; provided, however, that Award Stock issued hereunder will be forfeited in connection with Participant’s retirement upon attainment of Retirement Eligibility (as defined in Participant’s Employment Agreement) unless the Participant has provided at least one year of continuous employment with the Company from the date of this Agreement and delivered to the Company written notice of the Participant’s intention to retire at least one year prior to the date of retirement. The provisions of Section 23 of the Plan will govern in the event of a Change of Control (as defined in the Plan).

3.2.     Accelerated Release – If Participant is not employed pursuant to an Employment Agreement and requests an accelerated release, then subject to the approval of the Chief Executive Officer of CHCT in his sole discretion, the Participant may have an accelerated release (“Accelerated Release”) of shares. Upon election of an Accelerated Release, the total amount of Award Shares will be forfeited and/or released to reflect an accelerated release For example purposes only, if the Participant elected an 8-year Restriction Period and the departure event relating to the Accelerated Release occurs in year 6, the participant would receive Award Shares as if a 5 year election had been made; if the departure event occurred in year 4, the participant would receive Award Shares as if a 3 year election had been made; and if the departure event occurred in year 3, no Award shares would be released. Any Award Shares that are not released, would be forfeited by the Participant or their estate.

4. Compliance With Laws

4.1.     The Plan, the Program, the provision and vesting of Restricted Stock under the Plan, the issuance and delivery of the Restricted Stock, and the payment of money or other consideration allowable under the Plan are subject to compliance with all applicable federal and state laws, rules and regulations (including, but not limited to, state and federal securities laws and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Compensation Committee of the Board (the “Committee”), the Board or CHCT, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by CHCT, provide such assurances and representations to CHCT as the Committee, the Board or CHCT may deem necessary or desirable to assure compliance with all applicable legal requirements.

4.2.     To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations. Nothing in the Plan or in this agreement shall require CHCT to issue any stock with respect to the Agreement if, in the opinion of counsel for CHCT, that issuance could constitute a violation of any applicable laws. To the extent that CHCT determines it cannot provide the Restricted Stock pursuant to the Agreement, then CHCT must return the Participants compensation it elected to reduce and take all other measures required to ensure that the Participant is not harmed due to CHCT’s inability to provide the Restricted Stock.

4.3.    As a condition to the provision of the Restricted Stock, CHCT may require the Participant (or, in the event of the Participant’s death, the Participant’s legal representatives, heirs, legatees or distributees) to provide written representations concerning the Participant’s (or such other person’s) intentions with regard to the retention or disposition of the Restricted Stock and written covenants as to the manner of disposal of such Restricted Stock as may be necessary or useful to ensure that the provision of or disposition thereof will not violate the Securities Act, any other law or any rule of any applicable securities exchange or securities association then in effect. CHCT shall not be required to register any stock under the Securities Act of 1933, as amended, or register or qualify any stock under any state or other securities laws.

5. Participant Continuing Obligations

5.1.    Participant shall not, subject to risk of forfeiture, so long as there is any Restricted Stock pursuant to this Agreement, either directly or indirectly, whether on behalf of Participant or any other person, firm or corporation, contact, solicit, take away, or accept any business from, or attempt to contact, solicit or take away any of the customers or clients of the Company, or any potential customers or clients of the Company with whom Participant interacted on behalf of the Company.

5.2.    Participant shall not, subject to risk of forfeiture, so long as there is any Restricted Stock pursuant to this Agreement, disclose or authorize or permit anyone under Participant’s direction to disclose any of the Company’s confidential information. Participant further agrees that Participant will not take or retain any papers, procedural or technical manuals, customer lists, customer account analyses (including, without limitation, accounts receivable aging, customer payment histories and customer account activity reports), price books, file or other documents or copies thereof belonging to the Company or to any affiliate of the Company, or any materials, supplies, equipment or furnishings belonging to the Company or to any affiliate of the Company, or any other confidential information of any kind belonging to the Company or any affiliate of the Company.

5.3.     Participant shall, subject to risk of forfeiture, so long as there is any Restricted Stock pursuant to this Agreement, agree to enter into a consulting agreement with the Company, subject to the approval of the Chief Executive Officer of CHCT in his sole discretion, that requires reasonable hours and reasonable pay to provide Company with Participant’s expertise.